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                                                                    EXHIBIT 99.4

                           FORWARD-LOOKING STATEMENTS

         You should consider the following factors in evaluating us and our business. If any of the following or other risks actually occurs, our business, financial condition and results of operations could be adversely affected. In such case, the trading price of our common stock could decline.

         Dependence on Growth of Student Population and School Expenditures. Our growth strategy and profitability depend in part on growth in the student population and expenditures per student in preK-12 schools. The level of student enrollment is largely a function of demographics, while expenditures per student are also affected by government budgets and the prevailing political and social attitudes towards education. The industry has been recently affected by the generally weakened economic environment, which has placed pressure on some state and local budgets, the primary sources of school funding. Any significant and sustained decline in student enrollment and/or expenditures per student could have a material adverse effect on our business, financial condition, and results of operations.

         Seasonality of Our Business. Our businesses are highly seasonal. Because most of our customers want their school supplies delivered before or shortly after the commencement of the school year, we record most of our revenues from June to October. As a result, we usually earn more than 100% of our annual net income in the first two quarters of our fiscal year and operate at a net loss in our third and fourth fiscal quarters. This seasonality causes our operating results to vary considerably from quarter to quarter.

         Material Amount of Goodwill and Intangible Assets. Approximately $474.3 million, or 64%, of our total assets as of April 26, 2003 represented intangible assets, the significant majority of which is goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair value of the net assets we acquire. We are required to record goodwill as an intangible asset on our balance sheet. In addition, we are required to evaluate whether our goodwill and other intangible assets have been impaired. Reductions in our net income caused by the write-down of goodwill or intangible assets could materially adversely affect our results of operations.

         Ability to Identify and Integrate Acquisitions. Our business has grown significantly through acquisitions in recent years. Future growth in our revenues and earnings are enhanced by our ability to continue to acquire and successfully integrate and operate school supply companies. We cannot guarantee that we will be able to identify and acquire businesses on reasonable terms or at all. In addition, we cannot be sure that we will be able to operate the businesses that we acquire profitably or that our management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increased size and scope of our operations as a result of acquisitions. Managing and integrating acquired businesses may result in substantial costs, delays, or other operating or financial problems that could materially and adversely affect our financial condition and results of operations.

         Dependence on Key Suppliers and Service Providers. We depend upon a limited number of suppliers for some of our products, especially furniture and proprietary products. We also depend upon a limited number of service providers for the delivery of our products. If these suppliers or service providers are unable to provide the products or services that we require or materially increase their costs (especially during our peak season of June through October), this could impair our ability to deliver our

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products on a timely and profitable basis and could have a material adverse effect on our business, financial condition and results of operations. As we seek to reduce the number of our suppliers and to minimize duplicative lines as part of our business strategy, we are likely to increase our dependence on remaining suppliers.

         Competitive Environment. The market for school supplies is highly competitive and fragmented. We estimate that over 3,400 companies market educational materials to schools with preK-12 as a primary focus of their business. We also face increasing competition from alternate channel marketers, including office supply superstores and office product contract stationers, that have not traditionally focused on marketing school supplies. These competitors are likely to continue to expand their product lines and interest in school supplies. Some of these competitors have greater financial resources and buying power than we do. We believe that the supplemental educational supply market will consolidate over the next several years, which is likely to increase competition in our markets and in our search for attractive acquisition candidates.

         Reliance on Key Personnel. Our business depends to a large extent on the abilities and continued efforts of current executive officers and senior management. We are also likely to depend heavily on the executive officers and senior management of businesses that we acquire in the future. If any of these people become unable or unwilling to continue in his or her role, or if we are unable to attract and retain other qualified employees, our business could be adversely affected. Although we have employment contracts with our executive officers, we generally do not have employment agreements with other members of our management. Other than the life insurance we have in place for our President and Chief Executive Officer, we do not have and do not intend to obtain key man life insurance covering any of our executive officers or other members of our management.

         Dependence on Our Information Systems. We have integrated the operations of most of our divisions and subsidiaries, which operate on a host system located at our Greenville, Wisconsin headquarters. In addition, there are three divisions running legacy systems hosted at their locations. All systems rely on continuous telecommunication connections to the main computers. If any of these connections becomes disrupted, or unavailable, for an extended period of time the disruption could materially and adversely affect our business, operations and financial performance. We also continue to introduce new information systems to achieve a common processing infrastructure for all of our businesses, which will displace existing legacy systems. As we implement the new systems to the businesses, there is the possibility that it can be disruptive should the new systems not perform as expected.

         Even though we have taken precautions to protect ourselves from unexpected events that could interrupt new, existing and acquired business operations and systems, we cannot be sure that fire, flood or other natural disaster would not disable our systems and/or prevent them from communicating between business segments. The occurrence of any such event could have a material adverse affect on our business, results of operations and financial condition.

         Leverage. As of April 26, 2003, we had $293.4 million of debt outstanding. Our leverage could increase over time. Our credit facility permits us to incur additional debt under certain circumstances, and we expect to borrow under our credit facility for general corporate purposes, including working capital, capital expenditures and for acquisitions. Our ability to meet our debt service obligations depends on our future performance. Our future performance is influenced by general economic conditions and by financial, business, and other factors affecting our operations, many of which are beyond our control. If we are unable to service our debt, we may have to delay our acquisition program, sell our equity securities, sell our assets, or restructure and refinance our debt, and our business may suffer as a result.

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         Absence of Common Stock Dividends. We do not expect to pay cash dividends on our common stock in the foreseeable future. In addition, our ability to pay dividends may be restricted from time to time by the financial covenants contained in our credit agreements and debt instruments. Our current credit facility contains restrictions on, and in some circumstances may prevent, our payment of dividends.